SECURITIES LENDING AUTHORIZATION AGREEMENT

This Securities Lending Authorization Agreement (“Agreement”) made as of the 17th day of September, 2008, by and between THE BANK OF NEW YORK MELLON (the “Lending Agent”) and WISDOMTREE TRUST (the “Client”) on behalf of each of the funds identified on Schedule 1 hereto, as amended, modified or supplemented from time to time (each a “Fund” and collectively the “Funds”) the securities of which are held by the Lending Agent as custodian.

PRELIMINARY STATEMENT

Having determined that securities loan transactions are suitable for the Funds and that each Fund has the financial resources for such transactions, the Client desires to authorize the Lending Agent, on an exclusive basis, to establish, manage and administer a Securities Lending Program, subject to the terms and conditions of this Agreement, with respect to the lendable securities held by the Funds (the “Program”);

Accordingly, in consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound, the Lending Agent and the Client agree as follows:

1. Appointment of Lending Agent. The Client, on behalf of each Fund, hereby authorizes and appoints the Lending Agent, as the exclusive agent for each Fund to lend U.S. Securities and Foreign Securities (each as hereinafter defined) held by each such Fund to such borrowers as may be selected by the Lending Agent for the Program (each a “Borrower”). The Client hereby acknowledges that it is independent of the Lending Agent and that it has authority to execute this Agreement with the Lending Agent on behalf of the Funds. The Lending Agent shall provide the Client with a list of the Borrowers in the Program from time to time but in no event less than five days prior to making any loan of a Fund’s securities to any borrower not previously disclosed. Exhibit A attached hereto lists the Borrowers which have been approved, as of the date hereof by the Client for the Funds. Exhibit A may be revised from time to time by the Lending Agent (i) to remove Borrowers;: or (ii) to add Borrowers with the prior written approval of the Client. In addition, the Client may, with written notice to the Lending Agent, restrict one or more Borrowers from borrowing securities from some or all of the Funds. For purposes hereof and unless otherwise specified by the Lending Agent, (i) “U.S. Securities” shall mean securities which are cleared and principally settled in the United States; and (ii) “Foreign Securities” shall mean securities which are cleared and principally settled outside of the United States. The Lending Agent shall evaluate and monitor the creditworthiness of Borrowers based upon credit quality standards and limits established by the Lending Agent for Borrowers in the Program from time to time.

Each loan of any Funds’ securities shall be made pursuant to a written agreement between the Lending Agent (or its authorized subagent), as agent for its clients including such Fund, and the Borrower. Attached hereto as Attachment 1 are the current master forms of securities lending agreements used by the Lending Agent with respect to loans of U.S. Securities and Foreign Securities. The Lending Agent shall not amend or modify (or permit the amendment or modification of) its current master form of securities lending agreement as attached hereto in any manner which is inconsistent with the provisions of this Agreement without the prior written consent of the Client on behalf of the Funds. Notwithstanding the foregoing, the Client and the Funds each acknowledge and agree that the non-material provisions of the Lending Agent’s agreement with any Borrower may differ from the Lending Agent’s then current master form of borrower agreement (as attached hereto) as a result of the customary negotiation process between the Lending Agent and the Borrowers.

If required to prevent self-dealing or any other transaction prohibited by law, rule or regulation applicable to the Client or a Fund, the Client agrees to identify for the Lending Agent those persons who exercise investment discretion or render investment advice with respect to securities of any Fund which are available for the Program who (or whose affiliates) are Borrowers under the Program and the Lending Agent shall refrain from lending the securities of such Fund to any Borrower so identified. The Client also agrees to notify the Lending Agent promptly in writing of all future appointments and terminations regarding such persons.

2. Conduct of Program. The Lending Agent shall have responsibility for negotiating the terms of each loan and for collecting all required collateral, whether in the form of U.S. Dollar cash, securities issued or guaranteed by the United States Government or its agencies or instrumentalities, irrevocable letters of credit issued by banks independent of the Borrowers or such other forms as may be agreed upon by the Lending Agent and the Client from time to time (“Collateral”). The Lending Agent shall have authority to do or cause to be done all acts by and on behalf of the Funds as it shall determine to be desirable, necessary or appropriate to implement and administer the Program. Without limiting the generality of the foregoing, in connection with the administration of the Program and in order to facilitate the approval of loan transactions by and on behalf of each Borrower, the Lending Agent is specifically authorized to disclose to each Borrower, the identity of the Client and the Funds as well as certain other information specific to the Funds including, without limitation, business address, U.S. Tax Identification Number, aggregate lendable assets, capitalization, total assets of the Funds held with the Lending Agent and/or net asset value. Any disclosure by the Lending Agent of Client or Fund-specific information of the type specified in the preceding sentence other than the identity of the Client and/or the Funds and information relating to a specific loan transaction or series of transactions shall be made by the Lending Agent subject to the confidentiality agreement of the Borrower receiving such information in such form and substance as the Lending Agent shall determine to be appropriate and as otherwise consistent with industry practice.

The Lending Agent will conduct the Program in compliance with all laws, rules, regulations and legal requirements applicable to the Lending Agent (including, without limitation, the Investment Company Act of 1940, and the terms and conditions of Exemptive Orders or similar actions of the Securities and Exchange Commission granted to Lending Agent and/or its affiliates in connection with the conduct of securities lending activities to the extent applicable to the Lending Agent in connection with the conduct of the securities lending activities contemplated by this Agreement.). The Lending Agent will promptly notify the Client of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, relating to any Fund’s participation in the Program or which is reasonably likely to have a material adverse effect upon any Fund’s participation in the Program except to the to the extent prohibited from doing so by applicable law.

This Agreement shall be deemed to create a separate agreement for each Fund to the same extent as though each such Fund had separately executed an identical agreement. Any reference to a Fund in this Agreement shall be deemed to refer solely and exclusively to a particular Fund to which a given lending transaction under this Agreement relates. The rights and obligations of each Fund pursuant hereto or in connection with any transaction hereunder, are independent of, and separate and distinct from, the rights and obligations of each and every other Fund pursuant hereto or in connection with any transaction hereunder. Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. In particular, and without limiting the generality of the foregoing, the parties hereto agree that: (a) any event of default regarding one Fund shall not create any right or obligation with respect to any other Fund; (b) neither the Lending Agent nor any Borrower shall have any right to set off any claims of or against a Fund by applying property or rights of any other Fund, or series thereof, and (c) no Fund, or series thereof, shall have claims to, or the right to set off against, assets or property held by a Borrower on account of any other Fund or series thereof.

3. Collateral/Marking to Market. Concurrently with the delivery of a Fund’s securities to a Borrower, the Lending Agent shall obtain from such Borrower Collateral in an amount equal, as of such date, to the Required Percentage, of the market value of any securities loaned, including any accrued interest. For purposes hereof, “Required Percentage” shall mean (i) 102% with respect to U.S. Securities; (ii) 105% with respect to Foreign Securities except in the case of loans of Foreign Securities which are denominated and payable in US Dollars, in which event the “Required Percentage” shall be 102% and (iii) such other percentage(s) as may be otherwise mutually agreed from time to time by Addendum to this Agreement.

If at the close of trading on any business day, the market value of the Collateral previously delivered by the Borrower and held in connection with loans of a Fund’s Securities is less than the Minimum Percentage of the market value of such loaned securities as of such business day, the Lending Agent shall require that the Borrower deliver an amount of additional Collateral by the close of the next business day sufficient to cause the market value of all Collateral delivered in connection with such loan to equal not less than the Required Percentage of the market value of such loaned securities, including accrued interest. For purposes hereof, “market value” of cash Collateral means the value of any cash Collateral as of the time of receipt thereof by the Lending Agent, unadjusted for any subsequent increases or decreases in value as a result of any investment thereof by the Lending Agent pursuant to Section 4 below. For purposes hereof, “Minimum Percentage” shall mean 100% or such other percentage(s) as may be otherwise mutually agreed from time to time by Addendum to this Agreement.

4. Collateral Investment. The Lending Agent is hereby authorized to invest and reinvest, on behalf of the Funds, any and all cash Collateral as agreed upon by the Lending Agent and the Client and as set forth in Exhibit B hereto (the “Investment Guidelines”). In order to facilitate the investment of cash Collateral on behalf of the Funds, and as a condition precedent to the effectiveness of this Agreement, the Client shall, at the request of the Lending Agent, execute on behalf of the Funds and deliver to the Lending Agent, a Subscription Agreement and/or Substitute form W-9 in such form as may be prescribed by the applicable investment fund from time to time.

5. Allocation of Lending Opportunities. The Client acknowledges that the Lending Agent has been appointed Lending Agent by other clients on behalf of other funds and that the Lending Agent will allocate securities loan opportunities among its securities lending clients for which it serves as custodian, including the Funds, by such equitable methods as the Lending Agent deems appropriate and otherwise in accordance with applicable law and regulation including, without limitation Banking Circular 196 of the Office of the Comptroller of the Currency. While the Lending Agent will make reasonable efforts to lend each Fund’s securities, nothing in this Agreement shall be deemed to impose upon the Lending Agent any obligation, in the event it makes a loan of another securities lending client’s securities, to make a loan of any Fund’s securities, whether or not such loan could have been made in accordance with this Agreement, and whether or not the Lending Agent has made fewer or more loans for any other securities lending client or other Fund than for any Fund. Lending Agent does not represent or warrant that any amount or percentage of any Fund’s securities will, in fact, be loaned.

6. Rights of Borrower in Respect of the Securities. (a) Until such time as a loan of securities is terminated and such securities are returned to the Lending Agent, a Borrower shall have all incidents of ownership of the securities loaned, including, but not limited to, the right to transfer the securities to others; provided, however, that Borrower will be obligated to the Lending Agent with respect to all distributions including amounts equivalent to all dividends, interest and other cash distributions pertaining to the securities. The Client and the Funds hereby waive the right to vote any voting securities loaned to a Borrower or participate in any dividend reinvestment program during the term of any such loan provided, however, that upon timely receipt of notice from the Client or the applicable Fund, the Lending Agent will use commercially reasonable efforts to terminate an outstanding loan of securities and recall such securities to the account of the appropriate Fund prior to the applicable record date pertaining thereto.

(b) The Lending Agent shall collect for, and credit to, the account of the Fund from whose account a particular loan is made (the “Effected Fund”), all distributions in respect of such loaned securities including amounts equivalent to all interest, dividends or other cash distributions paid with respect to securities loaned to Borrowers on behalf of such Fund (“In Lieu of Distributions”), subject to any applicable withholding taxes, transfer taxes and other necessary costs.

(c) The Client and the Funds acknowledge that the tax treatment of In-Lieu-of Distributions may differ from the tax treatment of the interest or dividend to which such payment relates and that the Client, on behalf of the Funds, has made its own determination as to the tax treatment of securities loan transactions and of any dividends, distributions, remuneration or other funds received hereunder.

7. Remedies for Failure to Deliver Securities. (a) In the event that any loan made pursuant to this Agreement is terminated and the loaned securities, or any portion thereof, shall not have been returned to the Effected Fund for any reason (including, without limitation, the insolvency or bankruptcy of the Borrower) within the time specified by the applicable securities loan agreement, the Lending Agent, at its expense and subject to (b) below shall (i) promptly replace the loaned securities, or any portion thereof, not so returned with other securities of the same issuer, class, and denomination and with the same dividend rights and other economic benefits as such securities possessed at the close of business on the date as of which the loaned securities should have been returned, or (ii) if it is unable to purchase such securities on the open market, credit the Effected Fund with the market value of such unreturned loaned securities, such market value to be determined as of the close of business on the date immediately preceding the date upon which the Effected Fund is so credited. Until such time as the actions in clauses (i) or (ii) have been consummated, any dividends or interest which have accrued on the loaned securities, whether or not received from the Borrower, shall be credited by the Lending Agent to the Effected Fund.

(b) The Client and the Funds shall have, as to the Collateral, all of the rights and remedies of a secured party under applicable law. In the event that the Lending Agent should be required to make any payment or incur any loss or expense in connection with any securities loaned pursuant to (a) above, the Lending Agent shall, to the extent of any such payment and/or loss or expense, be subrogated and succeed to all such rights and remedies of the Client and/or the Effected Fund against the Borrower under the applicable securities loan agreement and to the collateral securing the Borrower’s obligations to the Lending Agent under such securities loan agreement. If for any reason the Lending Agent cannot assert any such rights and remedies against the Borrower and/or its successors and assigns in its own right, the Client and/or the Effected Fund shall, at the expense of the Lending Agent, file and prosecute such complaints and lawsuits and take such action as the Lending Agent may reasonably request in connection with the recovery of any such deficiency and shall otherwise cooperate with the Lending Agent in any such litigation.

The Client acknowledges that, notwithstanding any other provision herein to the contrary, in the event of the default of a Borrower, the provisions of the Securities Investor Protection Act of 1970 may not protect the Funds with respect to certain loan transactions.

8. Risk of Loss; Indemnification.

(a) Risk of Loss (i) In the event that the amount of earnings on invested Collateral is insufficient to pay the entire rebate or other amount payable to a Borrower under any loan of securities in respect of which such Collateral is held and, therefore, results in negative earnings (“Negative Earnings”), the amount of such Negative Earnings shall be shared by the Effected Fund and the Lending Agent, on a monthly basis, in accordance with and in the same proportion as their respective percentage entitlements to earnings as set forth in Exhibit C hereto except to the extent, if any, that any such Negative Earnings result from the, negligence or willful misconduct of the Lending Agent, or the failure of the Lending Agent to comply with the provisions of this Agreement including the Investment Guidelines, in which case the Lending Agent shall be responsible for the amount of such Negative Earnings.

(ii) The Client acknowledges and agrees that any losses of principal from investing and reinvesting cash Collateral or any market decline in the value of any non-cash Collateral including, without limitation, the default or failure of any issuer of any letter of credit Collateral (collectively, “Principal Losses”) shall be at the Effected Fund’s risk and for the Effected Fund’s account except to the extent, if any, that any such Principal Losses result from the negligence or willful misconduct of the Lending Agent, or the failure of the Lending Agent to comply with the provisions of this Agreement including the Investment Guidelines, in which case the Lending Agent shall be responsible for the amount of such Principal Losses.

(iii) If, at any time upon the return of, or the failure to return, loaned securities (or securities equivalent to the loaned securities) by a Borrower, the Collateral held in respect of such loaned securities is insufficient to satisfy the obligation to return the full amount owed to such Borrower or replace the unreturned loaned securities pursuant to Section 7(a) hereof (“Collateral Insufficiency”), the Effected Fund shall be solely responsible for such shortfall except to the extent, if any, that any such Collateral Insufficiency results from the, negligence or willful misconduct of the Lending Agent, or the failure of the Lending Agent to comply with the provisions of this Agreement including the Investment Guidelines, in which case the Lending Agent shall be responsible for the amount of such Collateral Insufficiency.

(iv) In the event the Lending Agent is unable to obtain the Effected Fund’s share of Negative Earnings or shortfalls from Principal Losses or any Collateral Insufficiency for which such Fund is responsible pursuant to (i), (ii) or (iii) above from revenues derived from such Fund’s securities lending activities, the Client hereby agrees to cause the Effected Fund to pay, such amounts promptly upon receipt of Lending Agent’s statement; provided, however, that if such amounts are not so paid, the Lending Agent is hereby authorized, upon prior notice to the Client, to obtain such amounts directly from the account of the Effected Fund to the extent permitted by applicable law.

(b) Standard of Care/Limitation of Liability. (i) The Lending Agent shall perform its obligations under this Agreement with the care, skill, prudence, and diligence which, under the circumstances then prevailing, a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aim.

(ii) Except to the extent, if any, otherwise specifically provided herein, the Lending Agent shall not be liable with respect to any losses incurred by the Client or any Fund in connection with this Agreement or the Program, except to the extent that such losses result from the Lending Agent’s negligence or willful misconduct in its administration of the Program, or the failure of the Lending Agent to comply with the provisions of this Agreement, including the Investment Guidelines. Notwithstanding any other provision of this Agreement, under no circumstances shall the Lending Agent be liable for any indirect, consequential, or special damages with respect to its role as Lending Agent.

(c) Indemnification Subject to the other provisions of this Agreement (i) Each Fund severally and not jointly, hereby indemnify and agree to defend, hold and save harmless the Lending Agent, its officers, directors, agents and employees from any and all claims, actions, demands, lawsuits, losses or damages of any kind whatsoever arising in any way out of the performance of the Lending Agent’s duties under this Agreement, except to the extent caused by the negligence or willful misconduct of the Lending Agent in its administration of the Program, or the failure of the Lending Agent to comply with the provisions of this Agreement including the Investment Guidelines.

(ii) The Lending Agent hereby indemnifies and agrees to defend, and hold and save harmless the Funds from and against any and all, claims, actions, demands, lawsuits, losses and damages of any kind whatsoever arising or resulting from the negligence or willful misconduct of the Lending Agent in its administration of the Program or the failure of the Lending Agent to comply with the provisions of this Agreement including, the Investment Guidelines.

9. Compensation to the Lending Agent. In consideration for the securities lending services to be provided by the Lending Agent hereunder, the Lending Agent shall be entitled to compensation in accordance with the fee schedule set forth in Exhibit C attached hereto, as amended from time to time upon agreement of the parties.

10. Lending Limitations. Notwithstanding any other provision of this Agreement, the Client and the Lending Agent agree that aggregate market value of a Fund’s loaned securities outstanding at the time of any loan made pursuant hereto shall not exceed an amount equal to 33.3% of the market value of such Fund’s total assets (including the value of cash collateral held by the Lending Agent on behalf of such Fund) as communicated by the Client to the Lending Agent from time to time.

11. Assignability. The parties hereto will not assign this Agreement without first obtaining the written consent of the other party. Notwithstanding the foregoing, the Lending Agent may utilize the services of BNY Mellon Asset Servicing B.V., or one or more of its other affiliates as sub-agent for the Fund, to perform all or any portion of the services to be provided by the Lending Agent, provided, however, that the use of such sub-agent shall not limit the liability of the Lending Agent for the performance of its obligations hereunder and the Lending Agent shall be responsible for the acts and omissions of such sub-agent to the same extent as though such acts or omissions were (and such acts or omissions shall be deemed to be) the acts or omissions of the Lending Agent. This Agreement will be binding upon, and inure to the benefit of, the respective successors or permitted assigns of the Lending Agent and the Client.

12. Amendment and Termination. (a) The Client may, in its sole and absolute discretion, direct the Lending Agent to terminate any loan of any Fund’s securities at any time and for any reason in which event the Lending Agent shall, promptly, upon receipt of notice thereof from the Client, take all steps necessary to cause the termination of such Loan and the return of the loaned securities to such Fund’s account within the standard settlement period for such securities.

(b) This Agreement may not be amended or modified except by written agreement duly executed by or on behalf of the parties hereto. This Agreement may be terminated at any time at the option of either party upon thirty (30) days prior written notice to the other party. In the event that this Agreement is terminated, the Lending Agent shall not make any further securities loans on behalf of the Funds after it has given or received, as the case may be, notice of such termination and shall promptly take all reasonable actions to terminate all securities loans then outstanding. The Client acknowledges that certain events, including but not limited to the Client’s termination of any loan or loans in accordance with (a) above or the termination of a Fund’s participation in the Program, certain changes to the composition of a Fund’s lendable securities, extraordinary changes in applicable interest rates or the bankruptcy, insolvency or deteriorating credit condition of any issuer of a security may result in a loss to the Funds. The obligations and the rights of the Client, the Funds and the Lending Agent under this Agreement with respect to any outstanding loans shall survive and continue despite any termination of this Agreement until fully performed or satisfied.

13. Notices. Any notice, request, demand or other communication in connection with this Agreement shall be deemed to have been given or made when received by the party to whom directed. All such notices and other communications shall be in writing and shall be directed, if to the Lending Agent to:

The Bank of New York Mellon

Bank of New York Mellon Client Service Center

500 Ross Street, Suite 850

Pittsburgh Pennsylvania, 15259

Attention: Global Securities Lending Contract Administration Unit

and if to the Client to:

WisdomTree Trust

Attn: Michael Jackson

380 Madison Avenue, 21st Floor

New York, NY 10017

Fax: 212-801-2081

Email: mjackson@wisdomtree.com

With a copy to:

WisdomTree Asset Management

Attn: Legal Department

380 Madison Avenue, 21st Floor

New York, NY 10017

Fax: 917-267-3851

Email: legalnotice@wisdomtree.com

or otherwise in accordance with the latest unrevoked written direction from any party to the other party hereto. Notice by fax or email is to be followed by hard copy by overnight delivery as specified above.

14 Force Majeure Notwithstanding anything in this Agreement to the contrary, the Lending Agent shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Funds resulting from any event beyond the reasonable control of the Lending Agent, its agents or subcustodians, including but not limited to nationalization, strikes, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Funds’ assets; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event. This Section shall survive the termination of this Agreement.

15. Representations. The Lending Agent represents that the personnel of the Lending Agent responsible for the day-to-day operation of the securities lending Program do not and will not provide investment advisory services to any Fund. The Client and the Lending Agent hereby each represent and warrant to the other that (i) it has full authority to enter into this Agreement upon the terms and conditions hereof; (ii) all such action has been duly authorized by all necessary proceedings on its part; and (iii) that the individual executing this Agreement on its behalf has the requisite authority to bind it (and, in the case of the Client, to bind each Fund) to this Agreement. The Client further represents and warrants that (i) the Funds may legally enter into the securities loans contemplated by this Agreement, that (ii) they will have the legal right to transfer the lendable securities in connection with such loans, and that such loans will create legal, valid and binding obligations enforceable against the Effected Fund in accordance with their terms; and (iii) the Client has received and read the following “Customer Identification Program Notice”:

CUSTOMER IDENTIFICATION PROGRAM NOTICE

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW

ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, all financial institutions are required by law to obtain, verify and record information that identifies each individual or entity that opens an account.

What this means for you: When you open an account, we will ask you for your name, address, taxpayer or other government identification number and other information, such as date of birth for individuals, that will allow us to identify you. We may also ask to see identification documents such as a driver’s license, passport or documents showing existence of the entity.

16. Annual Meetings; Reports. (a) The Lending Agent shall provide the Client with monthly statements (i) describing all loans of each Fund’s securities entered into by the Lending Agent pursuant to this Agreement (“Loans”) during the immediately preceding month, including the names of the Borrowers, the loaned securities, the Collateral held by the Lending Agent in respect of such Loans, and the amount of the loan premiums received and the loan rebates paid by the Lending Agent in respect of such Loans; (ii) stating with respect to such immediately preceding month, the amount of each Fund’s return on cash Collateral invested by the Lending Agent pursuant to Section 4 hereof; (iii) setting forth with respect to such immediately preceding month the percentage of each Fund’s lendable assets held in custody by the Lending Agent which were on Loan during the immediately preceding month; (iv) setting forth with respect to such immediately preceding month the amount of the Lending Agent’s and each Funds’ share of revenues pursuant hereto for such month; and (v) such other information or documentation with respect to Loans as may be reasonably requested by the Client from time to time. All reports provided to the Client pursuant hereto shall be the property of the Fund to which such reports relate.

(b) The Lending Agent shall provide the Client not less often than quarterly with a written summary of the Lending Agent’s opinion of the general securities lending market for the preceding quarter or other period, if shorter. Any such summary shall be the Lending Agent’s opinion and views only and is not intended and shall not be deemed to constitute any representation or warranty of fact by the Lending Agent.

(c) The Lending Agent agrees, upon request and reasonable notice, to attend up to four (4) meetings of Client’s Board of Trustees annually.

(d) The Lending Agent shall provide the Client not less often than quarterly with a written certification of the Lending Agent in the form and substance as that which is attached hereof as Attachment 2.

17. Governing Law. This Agreement shall be construed in accordance with, and the rights of the parties are to be governed by, the laws of the State of New York exclusive of its conflict of laws principles, and except insofar as the same are or may be preempted or superseded by applicable Federal law.

18. Miscellaneous. This Agreement supersedes any other agreement between the parties covering loans of securities by the Lending Agent on behalf of any of the Funds. The provisions of his Agreement are severable and the invalidity or unenforceability of any provision hereof shall not affect any other provision of this Agreement. No single or partial waiver of any right hereunder shall preclude any other or further exercise thereof, or the exercise of any other right hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

WISDOMTREE TRUST

By:	/s/ Jonathan Steinberg
Title:	President

THE BANK OF NEW YORK MELLON

By:
Title:	Managing Director

EXHIBIT A

Global Securities Lending

Approved Borrowers

The following is the list of Borrowers in the Program referred to in Section 1 (entitled “Appointment of Lending Agent”) of the Securities Lending Authorization Agreement dated September 17, 2008, by and between THE BANK OF NEW YORK MELLON, as Lending Agent, and WISDOMTREE TRUST.

Domestic Broker/Dealers

1.
2.	ABN AMRO Incorporated
3.	Banc Of America Securities LLC *
4.	Banca IMI Securities Corp
5.	Barclays Capital, Inc. *
8	BNP Paribas Securities Corp*
9.	CIBC World Markets Corporation
10	Cantor Fitzgerald & Co. *
11.	Citigroup Global Markets, Inc. *
12.	Caylon Securities (USA) Inc.
13.	Credit Suisse Securities (USA) LLC *
14.	Deutsche Bank Securities, Inc.*
15.	Dresdner Kleinwort Securities LLC*
16.	First Clearing, LLC.
17.	Fortis Securities LLC
18.	Goldman, Sachs & Company *
19.	BMO Capital Markets Corp
20.	HSBC Securities (USA) Inc. *
21.	ING Financial Markets LLC.
22.	Jefferies and Co., Inc.
23.	J.P. Morgan Securities, Inc. *
24
27.	Morgan Stanley & Co., Inc. *
28.	MS Securities Services, Inc.
29.	National Financial Services LLC
30.	Nomura Securities International, Inc.
31.	Paloma Securities LLC
32.	RBC Capital Markets Corp.
33.	Greenwich Capital Markets, Inc *
34.	SG Americas Securities, LLC.
35.	Swiss American Securities Inc
36.	TD Securities (USA) Inc.
37.	UBS Securities LLC *
38.	Wachovia Capital Markets, LLC.

Other Domestic

39.	JP Morgan Chase Bank, N.A.
40.	State Street Bank and Trust Company
41.	Wachovia Bank National Association

International Brokers & Banks

42.	ABN AMRO Bank, NV [2]
43.	ABN AMRO, N.V., New York Branch [2]
44.	Banc of America Securities Ltd.
45.	Barclays Bank, PLC
46.	Barclays Capital Securities Ltd.
47.	BNP Paribas S.A.
49.	Cater Allen International Ltd.
50.	Citigroup Global Markets Ltd
51.	Credit Suisse Securities (Europe), Ltd.
52.	Deutsche Bank, AG
53.	Dresdner Bank, AG
54.	Dresdner Kleinwort Securities Limited
55.	Fortis Bank (Nederlands) N.V.
56.	Goldman Sachs International
57.	J.P. Morgan Securities, Ltd.
58.	ING Bank, N.V.
59.	Lehman Brothers International (Europe)
60.	Macquarie Bank Limited
61.	Merrill Lynch International
62.	Morgan Stanley Securities, Ltd
63.	Morgan Stanley & Co. International, PLC
64.	Natixis
65.	Nomura International PLC
66.	The Royal Bank of Scotland PLC
67.	Royal Bank of Canada
68.	Skandinaviska Enskilda Banken AB
69.	Societe Generale*[3]
70.	Societe Generale, New York Branch[3]
71.	UBS Limited

*	Denotes Primary US Government Securities Dealer
[1]	Treated as single entity for credit & processing purposes.
[2]	Treated as single entity for credit & processing purposes.
[3]	Treated as single entity for credit & processing purposes.

5/09/08 (ALLEXA)

EXHIBIT B

to

SECURITIES LENDING AUTHORIZATION AGREEMENT

Dated September 17, 2008

by and between

THE BANK OF NEW YORK MELLON, as Lending Agent, and WISDOMTREE TRUST, the Client, on behalf of

various Funds identified therein (the “Agreement”)

In accordance with Section 4 of the Agreement, cash Collateral received by the Lending Agent on behalf of the Funds shall be invested and maintained by the Lending Agent in the:

DREYFUS INSTITUTIONAL PREFERRED MONEY MARKET FUND

EXHIBIT C

to

SECURITIES LENDING AUTHORIZATION AGREEMENT

dated September 17, 2008

by and between

THE BANK OF NEW YORK MELLON, as Lending Agent, and WISDOMTREE TRUST, the Client, on behalf of

various Funds identified therein (the “Agreement”)

Securities Lending Fee Schedule

In consideration for the securities lending services to be provided by the Lending Agent hereunder, the Lending Agent shall be entitled to the following:

Lending Agent shall retain 30% of the net securities lending revenues generated under this Agreement as compensation for its securities lending services and the Client shall be entitled to the remainder of such net securities lending revenues. For purposes hereof, net securities lending revenues shall mean (i) all loan premium fees derived from Lending Agent’s acceptance of non-cash Collateral; plus (ii) all income and earnings from the investment and reinvestment of the cash Collateral received and held on behalf of the Client minus broker rebate fees paid by the Lending Agent to the Borrower in respect of the loans of the Client’s securities. The Lending Agent is hereby authorized to charge such compensation against and collect and or retain such compensation from the revenues derived from the securities lending activities conducted on behalf of the Client pursuant to this Agreement.

For purposes of this Fee Schedule, “value of Collateral” means the value of any Collateral or additional Collateral as of the time of receipt thereof by the Lending Agent from the Borrower, unadjusted, in the case of cash Collateral, for any subsequent increases or decreases in value as a result of the investment thereof by the Lending Agent pursuant to this Agreement.

The fees paid to the Lending Agent hereunder are solely in consideration of securities lending services rendered by the Lending Agent and are in addition to any other fees or compensation to which the Lending Agent (or any affiliate of the Lending Agent) may be entitled for services rendered for the Client or the Fund under other agreements.

SCHEDULE 1

to

SECURITIES LENDING AUTHORIZATION AGREEMENT

dated September 17, 2008 by and between

THE BANK OF NEW YORK MELLON, as Lending Agent, and WISDOMTREE TRUST, the Client, on behalf of

each of the Funds listed below (the “Agreement”)

LIST OF FUNDS

The following is the list of the “Funds” referred to in the Securities Lending Authorization dated     , 2008, by and between THE BANK OF NEW YORK MELLON, as Lending Agent, and WISDOMTREE TRUST, as Client.

WisdomTree Total Earnings Fund

WisdomTree Earnings 500 Fund

WisdomTree MidCap Earnings Fund

WisdomTree SmallCap Earnings Fund

WisdomTree Low P/E Fund

WisdomTree Earnings Top 100 Fund

WisdomTree Total Dividend Fund

WisdomTree Large Cap Dividend Fund

WisdomTree MidCap Dividend Fund

WisdomTree SmallCap Dividend Fund

WisdomTree High-Yielding Equity Fund

WisdomTree Dividend Top 100 Fund

WisdomTree DEFA Fund

WisdomTree DEFA High-Yielding Equity Fund

WisdomTree International LargeCap Dividend Fund

WisdomTree International MidCap Dividend Fund

WisdomTree International SmallCap Dividend Fund

WisdomTree International Dividend Top 100 Fund

WisdomTree Europe Total Dividend Fund

WisdomTree Europe High-Yielding Equity Fund

WisdomTree Europe SmallCap Dividend Fund

WisdomTree Japan Total Dividend Fund

WisdomTree Japan High-Yielding Equity Fund

WisdomTree Japan SmallCap Dividend Fund

WisdomTree Pacific ex-Japan Total Dividend Fund

WisdomTree Pacific ex-Japan High-Yielding Equity Fund

WisdomTree Emerging Markets High-Yielding Equity

WisdomTree Emerging Markets Small Cap Dividend

WisdomTree India Earnings Fund

WisdomTree Middle East Dividend Fund

WisdomTree International Basic Materials Sector Fund

WisdomTree International Communications Sector Fund

WisdomTree International Consumer Discretionary Sector Fund

WisdomTree International Consumer Staples Sector Fund

WisdomTree International Energy Sector Fund

WisdomTree International Financial Sector Fund

WisdomTree International Health Care Sector Fund

WisdomTree International Industrial Sector Fund

WisdomTree International Technology Sector Fund

WisdomTree International Utilities Sector Fund

WisdomTree International Real Estate Fund

ATTACHMENT 1

The following is a copy of the Lending Agent’s Master form(s) of Securities Lending Agreement(s) with Borrowers

Attachment 2

Form of Quarterly Certification by Lending Agent

To:	The Board of Trustees of WisdomTree Trust (the “Board”)

The Bank of New York Mellon, (“BNY Mellon”) hereby makes the following representations in connection with the securities lending program which it manages pursuant to the Securities Lending Authorization Agreement (“Agreement”) made as of the      day of September,      2008, by and between BNY Mellon, as Lending Agent and the Wisdomtree Trust on behalf of each of the funds identified on Schedule 1 thereto (each a “Fund”) for the quarterly period ending             , 200  . (Unless otherwise defined herein, capitalized terms used herein shall have the meaning assigned to such term in the Agreement.)

1.	The Program was conducted at all times by the Lending Agent in accordance with the provisions of the Agreement with respect to each Fund and the lending Agent has otherwise been in compliance with the Agreement in all respects.

2.	Cash collateral was received from the Borrowers in respect of each loan, concurrent with or prior to the delivery of the loaned securities to such Borrower at the inception of each loan.

3.	All U.S. Dollar cash collateral received on behalf of the Fund by BNY Melllon was invested in the Dreyfus Institutional Preferred Money Market Fund;

4.	Each security on loan was initially collateralized at 102% if domestic securities or foreign securities which are denominated and payable in U.S. dollars, or 105% if foreign denominated securities, based on the market value of the loaned security as of the close of business on the preceding business day;

5.	Securities on loan were marked-to-market daily;

6.	All loans made during the Quarter were only made to borrowers listed on the current approved borrowers list (Exhibit B of the Agreement);

7.	Lending opportunities were allocated to the Funds in a fair and equitable manner and consistent with BNY Mellon’s queue and queue/allocation procedures;

8.	The aggregate market value of a Fund’s loaned securities outstanding at the time of any loan made pursuant to the Agreement has not exceeded an amount equal to 33.3% of the market value of such Fund’s total assets (including the value of cash collateral held by the Lending Agent on behalf of such Fund) as communicated by the Client to the BNY Mellon from time to time.

BY: Bank of New York Mellon
Sincerely yours,